EXHIBIT 2.1

                                                         EXECUTION COPY







                        AGREEMENT AND PLAN OF MERGER


                                BY AND AMONG


                               POPULAR, INC.


                    NEW POPULAR ACQUISITIONS CORPORATION


                                    AND


                                E-LOAN, INC.


                         DATED AS OF AUGUST 2, 2005





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                             TABLE OF CONTENTS



ARTICLE I      THE MERGER....................................................2

      1.1   The Merger.......................................................2
      1.2   Closing; Effective Time..........................................2
      1.3   Effects of the Merger............................................2
      1.4   Conversion of Company Capital Stock..............................2
      1.5   Merger Sub Common Stock..........................................3
      1.6   Parent Common Stock..............................................3
      1.7   Company Dissenting Shares........................................3
      1.8   Warrants and Options.............................................3
      1.9   Certificate of Incorporation.....................................4
      1.10  Bylaws...........................................................4
      1.11  Directors of Surviving Corporation...............................4
      1.12  Taking of Necessary Action; Further Action.......................4
      1.13  Parent to Make Cash Available....................................4
      1.14  Exchange of Shares...............................................4
      1.15  Withholding......................................................5
      1.16  Reservation of Right to Revise Structure.........................5

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................6

      2.1   Corporate Organization, Standing and Power.......................6
      2.2   Capitalization...................................................6
      2.3   Authority; No Violation..........................................7
      2.4   Subsidiaries; Subsidiaries' Activities...........................8
      2.5   Consents and Approvals...........................................8
      2.6   SEC Documents; Financial Statements..............................9
      2.7   Absence of Certain Changes or Events............................10
      2.8   Undisclosed Liabilities.........................................11
      2.9   Legal Proceedings...............................................11
      2.10  Taxes and Tax Returns...........................................11
      2.11  Employee Benefit Plans..........................................12
      2.12  Compliance with Applicable Law and Regulatory Matters...........15
      2.13  Material Contracts..............................................16
      2.14  Non-Competition/Non-Solicitation................................19
      2.15  Assets..........................................................19
      2.16  Environmental Liability.........................................19
      2.17  State Takeover Laws.............................................20
      2.18  Insurance.......................................................20
      2.19  Intellectual Property...........................................20
      2.20  Information Technology..........................................23
      2.21  Related-Party Transactions; Interests of Officers and
            Directors.......................................................24
      2.22  Opinion.........................................................25


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      2.23  Broker's Fees...................................................25
      2.24  Company Information.............................................25
      2.25  Books and Records...............................................25
      2.26  Accounting Controls.............................................25
      2.27  Risk Management.................................................25
      2.28  Employee Matters................................................26
      2.29  Mortgage Banking and Home Equity Loan Businesses; Auto
            Loan Business; Lending Business Generally.......................27

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT.....................30

      3.1   Corporate Organization, Standing and Power......................30
      3.2   Authority; No Violation.........................................30
      3.3   Consents and Approvals..........................................31
      3.4   Legal Proceedings...............................................31
      3.5   Compliance with Applicable Law and Regulatory Matters...........31
      3.5   Broker's Fees...................................................32
      3.6   Parent Information..............................................32
      3.7   Financing.......................................................32

ARTICLE IV     CONDUCT PRIOR TO THE EFFECTIVE TIME..........................32

      4.1   Conduct of Business Prior to the Effective Time.................32
      4.2   Conduct of Business of the Company..............................32
      4.3   No Solicitation.................................................36
      4.4   Conduct of Parent and Merger Sub................................38

ARTICLE V      ADDITIONAL AGREEMENTS........................................38

      5.1   Regulatory Matters..............................................38
      5.2   Access to Information...........................................40
      5.3   Stockholder Approval............................................40
      5.4   Public Disclosure...............................................41
      5.5   Commercially Reasonable Best Efforts; Further Assurances........41
      5.6   Employees; Employee Benefit Matters.............................41
      5.7   Director and Officer Indemnification............................43
      5.8   Advice of Changes...............................................44
      5.9   Section 16b-3...................................................44

ARTICLE VI     CONDITIONS PRECEDENT.........................................44

      6.1   Conditions to Each Party's Obligation To Effect the
            Merger..........................................................44
      6.2   Conditions to Obligation of the Company.........................45
      6.3   Conditions to Obligation of the Parent..........................45

ARTICLE VII    TERMINATION AND AMENDMENT....................................46

      7.1   Termination.....................................................46


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      7.2   Effect of Termination...........................................47
      7.3   Expenses and Termination Fee....................................47
      7.4   Amendment.......................................................48
      7.5   Extension; Waiver...............................................49

ARTICLE VIII   DEFINITIONS..................................................49

      8.1   Certain Defined Terms...........................................49

ARTICLE IX     GENERAL PROVISIONS...........................................56

      9.1   Nonsurvival of Representations, Warranties and Agreements.......56
      9.2   Notices.........................................................56
      9.3   Interpretation..................................................57
      9.4   Counterparts....................................................57
      9.5   Entire Agreement................................................58
      9.6   Assignment......................................................58
      9.7   Third Party Beneficiaries.......................................58
      9.8   Governing Law...................................................58
      9.9   Rules of Construction...........................................58
      9.10  Attorneys' Fees.................................................58
      9.11  Waiver of Jury Trial............................................58
      9.12  Severability....................................................59






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                        AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of August 2, 2005, by and among Popular, Inc., a Puerto Rico corporation ("Parent"), New Popular Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and E-LOAN, Inc., a Delaware corporation (the "Company"). Certain capitalized terms have the meanings given to such terms in Article VIII.

                                  RECITALS

            A. The Board of Directors of the Company has determined that it is advisable, and in the best interests of the Company and its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

            B. In furtherance of the acquisition of the Company by Parent, it is proposed: that Merger Sub merge with and into the Company, with the Company being the surviving corporation, on the terms and subject to the conditions set forth in this Agreement (the merger of Merger Sub with and into the Company being referred to in this Agreement as the "Merger").

            C. The Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement, and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement.

            D. The Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

            E. The Board of Directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, Merger Sub and its stockholder, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholder of Merger Sub adopt this Agreement.

            F. Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, other than the Company Dissenting Shares, will be converted into the right to receive the Merger Consideration as set forth herein.

            G. As an inducement to Parent to enter into this Agreement, Mark E. Lefanowicz, Chief Executive Officer of the Company, is entering into an employment agreement dated as of the date hereof and effective at the Effective Time.

            NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable

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consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                  ARTICLE I
                                 THE MERGER

     1.1 THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Law, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

     1.2 CLOSING; EFFECTIVE TIME. The Closing shall take place as soon as practicable, and in any event not later than two (2) business days after the satisfaction of each of the conditions set forth in Article VI or at such other time as the parties hereto may agree (the "Closing Date"). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, or at such other location as the parties hereto may agree in writing. The Merger shall become effective at the Effective Time as set forth in the Certificate of Merger which shall be filed with the Secretary of State of the State of Delaware on the Closing Date.

        1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CONVERSION OF COMPANY CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by Merger Sub or the Company and Company Dissenting Shares) shall be converted into the right to receive $4.25 per share, subject to adjustment as provided in
Section 1.4(c) (the "Merger Consideration"). All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by Merger Sub or the Company shall be cancelled and shall cease to exist as of the Effective Time.

     (b) All shares of Company Common Stock converted into Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock shall thereafter represent the right to


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receive with respect to each underlying share of Company Common Stock the Merger
Consideration.

     (c) If, subsequent to the date of this Agreement and prior to the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization consented to by Parent pursuant to this Agreement, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

     1.5 MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company, each share of the common stock, $.01 par value, of Merger Sub shall be converted into one (1) share of Company Common Stock (which shares of Company Common Stock shall be deemed not to be outstanding immediately prior to the Effective Time for purposes of this Agreement).

     1.6 PARENT COMMON STOCK. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger.

     1.7 COMPANY DISSENTING SHARES. Holders of Company Dissenting Shares shall have those rights, but only those rights, of holders who perfect their appraisal rights under Section 262 of the Delaware Law. The Company shall give Parent prompt notice of any demand, purported demand, objection, notice, petition, or other communication received from stockholders or provided to stockholders by the Company with respect to any Company Dissenting Shares or shares claimed to be Company Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares. Payment of any amount payable to the holders of Company Dissenting Shares shall be the obligation of the Company. However, the Company agrees that, without the prior written consent of Parent, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

     1.8 WARRANTS AND OPTIONS.

     (a) WARRANTS. At the Effective Time, each outstanding Warrant shall be converted into the right to receive, at the Effective Time, a lump sum cash payment equal to the product of (x) the number of shares such Warrant entitles the holder thereof to purchase and (y) the excess, if any, of (i) the Merger Consideration over (ii) the purchase price per share provided for under such Warrant.

     (b) COMPANY OPTIONS. At the Effective Time, each outstanding Company
Option under the 1997 Company Stock Option Plan shall fully vest, automatically be cancelled and shall only entitle the holder thereof the right to receive, as soon as reasonably practicable after the Effective Time, a lump sum cash payment equal to the product of (x) the number of shares subject to such Company Option and (y) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of such Company Option.


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     (c) ACTIONS. Prior to the Effective Time, Company shall deliver appropriate notices (which notices shall have been both provided to Parent with a reasonable opportunity to review and approved by the Parent) to each holder of Company Options setting forth each holder's rights pursuant to the 1997 Company Stock Option Plan, and stating that such Company Options shall be treated in the manner set forth in this Section 1.8. In addition, Company shall cause the administrator of the 1997 Company Stock Option Plan to take such actions under the 1997 Company Stock Option Plan as are necessary to accomplish the provisions of this Section 1.8.

     1.9 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.10 BYLAWS. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     1.11 DIRECTORS OF SURVIVING CORPORATION. At the Effective Time, the directors of the Surviving Corporation shall be the persons listed in Exhibit 1.11.

     1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     1.13 PARENT TO MAKE CASH AVAILABLE. At or prior to the Effective Time, Parent shall deposit or cause to be deposited in an Exchange Fund with the Exchange Agent for the benefit of the holders of Company Common Stock the cash to be exchanged for outstanding shares of Company Common Stock.

     1.14 EXCHANGE OF SHARES.

     (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more certificates of Company Common Stock whose shares are being converted into the Merger Consideration pursuant to Section 1.4 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates of Company Common Stock shall pass, only upon delivery of the certificates of Company Common Stock to the Exchange Agent) and instructions for use in effecting the surrender of the certificates of Company Common Stock in exchange for the Merger Consideration. Upon proper surrender of a certificate of Company Common Stock for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such certificate of Company Common Stock shall be entitled to receive in exchange therefor the amount of Merger Consideration provided in Section 1.4, and the certificate of Company Common Stock so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of certificates of Company Common Stock.



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     (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates of Company Common Stock representing such shares are presented for transfer to the Exchange Agent, each such share shall be cancelled and exchanged for the Merger Consideration provided in Section 1.4. In the event of a transfer of ownership of any share of Company Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Company Common Stock shall be paid to the transferee of such share if the certificate that previously represented such share is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for 18 months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) In the event any certificate of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate of Company Common Stock to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate of Company Common Stock, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate of Company Common Stock the Merger Consideration such holder has a right to receive pursuant to this Article I.

     1.15 WITHHOLDING. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

     1.16 RESERVATION OF RIGHT TO REVISE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may revise the structure of the Merger by providing for a directly or indirectly wholly-owned Subsidiary of Parent other than Merger Sub to be merged with and into the Company; PROVIDED that (a) such revision does not reduce the value or alter the form of the Merger Consideration and (b) such revised structure or method is reasonably capable of consummation without significant delay in


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relation to the structure contemplated herein. In the event Parent makes such an election, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such election.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as disclosed in the Company Disclosure Schedule (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; PROVIDED that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect) the Company represents and warrants to Parent and Merger Sub as follows and as set forth in the Company Disclosure Schedule:

     2.1 CORPORATE ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate and other power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. The Company has furnished or made available to Parent a complete and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

     2.2 CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock; and 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 65,788,780 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 10,865,257 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options, (iii) 400,000 shares of Company Common Stock are reserved for issuance upon exercise of the outstanding Warrants, (iv) no shares of Company Common Stock are held in the treasury of the Company and (v) 2,884,083 shares of Company Common Stock are reserved for issuance pursuant to Company Options not yet granted. As of the date of this Agreement, no shares of Company Preferred Stock are outstanding. There are no bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of, or other equity interests in, the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of, or other equity


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interests in, the Company shall be issued or become outstanding after the date of this Agreement other than upon exercise of Company Options and Warrants outstanding as of the date of this Agreement. Section 2.2(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all Rights that exist with respect to the Company or any of its Subsidiaries, including Company Options and Warrants. Such list sets forth
(x) the name of each holder and the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise price per share and the term of each such option and (y) the name of each holder of each such Warrant, the number of shares each such Warrant entitles the holder to purchase, the date of issuance and the exercise price of such Warrant and the expiration date of such Warrant. On the Closing Date, the Company shall deliver to Parent an updated Section 2.2(a) of the Company Disclosure Schedule hereto current as of such date. As of the date of this Agreement, the Company has not issued any additional shares of its capital stock or Company Options in respect thereof, except for shares of Company Common Stock issued upon the exercise of the Company Options and Warrants referred to above. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

     (b) None of the Company or any of its Subsidiaries has any contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of, or other equity interests in, the Company or the Company's Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company's Subsidiaries or any other Person. All of the outstanding shares of capital stock and voting securities of (and any other equity interests in) each Subsidiary of the Company are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of (and any other equity interests in) each of the Company's Subsidiaries owned by the Company, directly or indirectly, are free and clear of all Liens. There are no outstanding Rights with respect to any such Subsidiary, or other instruments otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of its securities or equity interests.

     (c) Neither the Company nor any of its Subsidiaries owns, or has any contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Neither the Company nor any Subsidiary is a general partner of any general or limited partnership or the managing member of any limited liability company.

     2.3 AUTHORITY; NO VIOLATION.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company has taken all corporate action necessary in order (i) to authorize the execution and delivery of, and performance of its obligations under this Agreement and (ii) subject only to receipt of the Company Stockholder Approval approving this Agreement and the consents and approvals


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identified in Section 2.5, to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificates of Incorporation or bylaws or other charter or organizational documents of the Company or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 2.5 are duly obtained, (x) violate any Laws or Regulations, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) (y) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not constitute a Company Material Adverse Effect. Since December 31, 2002, the Company has not received notice from any of its stockholders of an intention of such stockholder to cumulate votes in any election of directors.

     2.4 SUBSIDIARIES; SUBSIDIARIES' ACTIVITIES. Section 2.4 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company, along with (i) the date, purpose, and jurisdiction of incorporation or formation for each Subsidiary, and (ii) any commercial, business, or other activities each Subsidiary has engaged in, is engaging in, or will engage in (including an indication of any Subsidiaries that are currently inactive or dormant).

     2.5 CONSENTS AND APPROVALS. Except for (i) any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Company Stockholder Approval, (iii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Securities Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Delaware Law, (v) such filings as may be required under the rules and regulations of the NASDAQ, (vi) the consents, notices and approvals set forth in
Section 2.5 of the Company Disclosure Schedule and

(vii) such additional consents, notices and approvals, the failure of which to make or obtain would not have a Company Material Adverse Effect, no consents or approvals of any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

     2.6 SEC DOCUMENTS; FINANCIAL STATEMENTS.

     (a) The Company has furnished or made available to Parent complete and correct copies of the Company SEC Documents filed with the SEC (including via EDGAR) by the Company since January 1, 2003, and, prior to the Effective Time, the Company shall have furnished or made available to Parent complete and correct copies of any Company SEC Documents filed with the SEC (including via EDGAR) by the Company after the date of this Agreement and prior to the Effective Time. As of their respective filing dates, the Company SEC Documents complied, or, in the case of SEC Documents filed after the date of the Agreement will comply, in all material respects with the requirements of the Securities Exchange Act and the Securities Act, and none of the Company SEC Documents contained, or, in the case of SEC Documents filed after the date of the Agreement will contain, any untrue statement of a material fact or omitted, or in the case of Company SEC Documents filed after the date of this Agreement will omit, to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a Company SEC Document filed prior to the date of this Agreement.

     (b) The financial statements of the Company, including the notes thereto, included in the Company SEC Documents and the financial statements of the Company furnished to Parent for the quarter ended March 31, 2005 (collectively, the "Company Financial Statements") complied, or in case of Company Financial statements filed after the date of this Agreement, will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated. The Company Financial Statements fairly present, or in the case of Company Financial Statements filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial condition and operating results of the Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). Neither the Company nor any of its Subsidiaries has sponsored or established any special purpose vehicle or entity that would be required to be consolidated with the Company or a Company Subsidiary pursuant to Interpretation No. 46R of the Financial Accounting Standards Board that has not been so consolidated.

     (c) The Company is in compliance in all material respects with the provisions of SOX applicable to it, including Section 404 thereof, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof were accurate, or in the case of certifications provided after the date of this Agreement will be accurate, when made.

     2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.

     (a) Since December 31, 2004, the Company and each of its Subsidiaries has, in all material respects, conducted its business in the ordinary course consistent with past practice and there has not occurred:

     (i) any change, event or condition that has or is reasonably likely to have a Company Material Adverse Effect;

     (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice or entry into or exit from any material line of business of the Company of any of its Subsidiaries or any material change in its or their material lending or operating policies;

     (iii) any change in the Company's accounting methods or practices (including any change in depreciation or amortization policies or rates) materially affecting the Company's assets or any of its Subsidiaries' assets, except as set forth in any Company SEC Document filed prior to the date of this Agreement (but only to the extent set forth therein) or as have been required by a change in GAAP;

     (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of its shares of capital stock or other equity interests;

     (v) any material contract entered into by the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or made available to Parent, or any material amendment or termination of, or default under, any material contract to which the Company or any of its Subsidiaries is a party or by which it is bound;

     (vi) any amendment or change to the Certificate of Incorporation or bylaws of the Company;

     (vii) any material change in the risk management or hedging policies, procedures or practices of the Company or any of its Subsidiaries, or any failure to comply with such policies, procedures and practices;

     (viii) any material election with respect to Taxes or material changes in Tax accounting methods; or

     (ix) any agreement by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     (b) Except as set forth in Section 2.7(b) of the Company Disclosure Schedule, since December 31, 2004, neither the Company nor any of its Subsidiaries has, (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of December 31, 2004,

(ii) granted any severance, termination, change-in-control or similar pay to, entered into any contract to make or grant any severance, termination, change-in-control or similar pay to, or paid any bonus other than customary bonuses for fiscal 2004 to any executive officer or director or (iii) granted any Rights with respect to the Company or any Company Subsidiary to any officer, director or employee, other than grants made in the ordinary course of business consistent with past practice pursuant to the Company Stock Plans prior to the date of this Agreement.

     2.8 UNDISCLOSED LIABILITIES. Except as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date of this Agreement, (ii) those incurred in connection with the execution of this Agreement and (iii) those incurred in the ordinary course of business consistent with past practice since December 31, 2004 that, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

     2.9 LEGAL PROCEEDINGS. Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries which individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, nor, to the Knowledge of the Company, is there any basis for any proceeding, claim, action or investigation against the Company or any of its Subsidiaries that would have, or would reasonably be expected to have, a Company Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

     2.10 TAXES AND TAX RETURNS.

     (a) (i) The Company and each of its Subsidiaries have filed or caused to be filed all Tax Returns required to be filed with any Tax authority, (ii) all such Tax Returns are correct and complete in all material respects, (iii) the Company and its Subsidiaries have paid or caused to be paid all Taxes that are due and payable in respect of such Tax Returns, other than Taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) in the Company Financial Statements and (iv) the Company and each of its Subsidiaries do not have any material liability for Taxes for any current or prior tax periods in excess of the amount reserved or provided for in the Company Financial Statements.

     (b) Section 2.10(b) of the Company Disclosure Schedule identifies all pending material audits or examinations with respect to any Tax Returns of the Company and its Subsidiaries. The consolidated federal income Tax Returns of the Company and its Subsidiaries have not been examined by the IRS, and the material state Tax Returns of the Company and its Subsidiaries have not been examined by any relevant state taxing authority.

     (c) There are no disputes pending with respect to, or claims or assessments asserted in writing for any material amount of Taxes upon the Company or any of its Subsidiaries.

     (d) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or any third party.

     (e) Neither the Company nor any of its Subsidiaries (i) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

     (f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign Tax withholding or reporting.

     (g) None of the Company and its Subsidiaries has been a party to any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

     (h) No waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries.

     (i) Each Subsidiary of the Company that is a U.S. domestic corporation for U.S. federal income tax purposes has at all times been a member of the consolidated group, for purposes of filing any U.S. federal income tax returns, of which the Company was the common parent (the "Consolidated Group"). Section 2.10(i) of the Company Disclosure Schedule sets forth a list, which is accurate in all material respects, of (i) the consolidated net operating loss carry-forwards of the Consolidated Group as of December 31, 2004 (and the net operating loss carry-forwards of the Company and its Subsidiaries for state income tax purposes) and (ii) the related taxable years of the Consolidated Group in which such consolidated net operating loss carry-forwards expire.

     2.11 EMPLOYEE BENEFIT PLANS.

     (a) (i) Section 2.11(a) of the Company Disclosure Schedule sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or compensation arrangements, employment agreements, change in control agreements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), stock purchase, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any of its Subsidiaries or any entity within the same "controlled group" as the

Company or any of its Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any of its Subsidiaries or a Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, officers, employees or consultants of the Company, any of its Subsidiaries or a Company ERISA Affiliate (the "Company Employee Benefit Plans").

     (b) Complete and correct copies of the following documents, with respect to each of the Company Employee Benefit Plans, have been delivered to Parent by the
Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 for the past two years and
(iii) summary plan descriptions.

     (c) There are no pending material actions, claims or lawsuits which have been asserted, instituted or, to the Company's Knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

     (d) None of the Company Employee Benefit Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA (the "Company Multiemployer Plan"). Neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

     (e) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA. Neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.33 or 4043.66, has been required to be filed for any pension plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. Neither the Company nor any of its Subsidiaries maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to applicable Laws and Regulations.

     (f) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, and, to the Company's Knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and
(ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and neither the Company nor any of its Subsidiaries is aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.

     (g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been timely made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material. Neither any Company Employee Benefit Plan which is subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") nor any single-employer plan of a Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of a Company ERISA Affiliate has been required to file information pursuant to
Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (h) There has been no violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

     (i) None of the Company, its Subsidiaries, any Company Employee Benefit Plan which is subject to ERISA, any trust created under any such Company Employee Benefit Plan or any trustee or administrator of any such Company Employee Benefit Plan or trust, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or of any of its Subsidiaries to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980 of the Code or any material liability under Section 4071 of ERISA.

     (j) All Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder) and other applicable Laws and Regulations and all employees required to be included as participants by the terms of such plans have been properly included.

     (k) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution and delivery of this Agreement, approval of this Agreement by the Company's stockholders nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Benefit Plans, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Employee Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible under the Code as a result of Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries has made or will make any payment that will not be fully deductible under the Code as a result of Section 162(m) of the Code.

     (l) Neither the Company nor any of its Subsidiaries maintains benefit or compensation plans outside of the United States.

     (m) The census information provided to Parent as set forth in Section 2.11(m) of the Company Disclosure Schedule accurately reflects the name, title, date of hire, base salary, bonus, commissions, location of work and benefits provided to each current employee of the Company and its Subsidiary as of July 31, 2005.

     2.12 COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

     (a) The Company and each of its Subsidiaries (i) have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, including state usury, consumer lending and insurance Laws and Regulations, the Truth in Lending Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the Bank Secrecy Act, the USA PATRIOT Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act, the Home Mortgage Disclosure Act, the Homeowners Protection Act, the Flood Disaster Protection Act, the Federal Trade Commission Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the International Security and Development Cooperation Act, the United Nations Participation Act, the Arms Export Control Act and other federal, state, local and foreign Laws or Regulations regulating mortgage banking, mortgage brokerage or agency, automobile loans, student loans, other personal loans, and lending or servicing loans generally, except for immaterial noncompliance or violations, (ii) is not party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order, decree or directive particular to the Company or its Subsidiaries by, any Governmental Entity, and (iii) since January 1, 2003, has, timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law or Regulation with any applicable Governmental Entity. No material deficiencies have been asserted by any Governmental Entity with respect to any such report, registration or statement that have not been cured or satisfied.

     (b) Set forth on Section 2.12(b) of the Company Disclosure Schedule are all material licenses, permits, certificates, franchises and other authorizations (collectively the "Authorizations") held by the Company and each of its Subsidiaries, which constitute all Authorizations necessary for the ownership or use of its and their assets and properties and the conduct of its and their business as currently conducted. The Company and each of its Subsidiaries have complied with, and are not in violation of, any Authorization. All such Authorizations are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, except for any revocation, cancellation, or suspension of any immaterial Authorization or any immaterial modification of an Authorization.

     (c) Section 2.12(c) of the Company Disclosure Schedule sets forth a description of each Governmental Order applicable to the Company or any of its Subsidiaries, and no such Governmental Order has had, or would reasonably be expected to have, a Company Material Adverse.

     (d) As of the date of this Agreement, to the Knowledge of the Company there is no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) any condition to the consummation of the Merger and the other transactions contemplated by this Agreement should not be satisfied on a timely basis.

     (e) Neither the Company nor any of its Subsidiaries has received any notice from a competent authority alleging that the Company or any Subsidiary has failed to comply in any material respect with any applicable privacy law or data or consumer protection Laws or Regulations.

     (f) To the Knowledge of the Company, there are no facts or circumstances that would require the Company or any of its Subsidiaries to give notice to any customers, consumers or other similarly situated individuals, pursuant to California Civil Code Sections 1798.29, et seq., or any similar Laws or Regulations of any other jurisdiction, of any actual or perceived data security breaches.

     2.13 MATERIAL CONTRACTS.

     (a) Except for those agreements and other documents (x) filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or set forth in Section 2.13(a) of the Company Disclosure Schedule, and (y) the April 26, 2005 engagement letter signed by the Company and JP Morgan Securities Inc., neither the Company nor any of its Subsidiaries is a party to, bound by or subject to the following (the following, together with the contracts described in or filed as exhibits to the Company SEC Document and the contracts set forth in Section 2.13(a) of the Company Disclosure Schedule, collectively the "Material Contracts"):

     (i) any "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K;

     (ii) any agreement, contract, arrangement, commitment or understanding that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries, taken as a whole, or its or their ability to compete in any line of business;

     (iii) any agreement, contract, arrangement, commitment or understanding that has aggregate future sums due from the Company or any of its Subsidiaries during the period commencing on the date of this Agreement in excess of $250,000 per annum, unless terminable without material penalty without more than sixty
(60) days' notice to the counterparty;

     (iv) any agreement, contract, arrangement, commitment or understanding that is a lease, sublease or similar agreement with any Person;

     (v) any agreement, contract, arrangement, commitment or understanding having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will give rise under such contract to any increased or accelerated material rights of an employee of the Company or any of its Subsidiaries;

     (vi) any agreement, contract, arrangement, commitment or understanding that contains an "exclusivity" clause (that is, obligates the Company or any of its Subsidiaries to conduct business with another party on an exclusive basis or restricts the ability of the Company or any of its Subsidiaries to conduct business with any Person);

     (vii) any agreement, contract, arrangement, commitment or understanding with respect to the employment of, or payment to, any present or former directors, officers, employees, independent contractors, consultants or any other Person involving payment of more than $100,000 per annum;

     (viii) any agreement, contract, arrangement, commitment or understanding with a Governmental Entity;

     (ix) any agreement, contract, arrangement, commitment or understanding entered into other than in the ordinary course of business consistent with past practice for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

     (x) any agreement, contract, commitment or instrument requiring payment by the Company or its Subsidiaries in excess of $250,000 that expires or may be renewed at the option of any Person other than the Company or any of its Subsidiaries so as to expire more than one year after the date of this Agreement;

     (xi) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company or any of its Subsidiaries is a lender, borrower or guarantor, other than those entered into in the ordinary course of business consistent with past practice where the Company or any of its Subsidiaries is a lender;

     (xii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business consistent with past practice;

     (xiii) any joint venture, stockholders', partnership or similar agreement;

     (xiv) any broker, distributor, agency, sales promotion or advertising agreement involving payment by the Company or its Subsidiaries in excess of $250,000;

     (xv) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any material assets or properties, or any interest therein, of the Company or any of its Subsidiaries;

     (xvi) any outbound license, sublicense or development agreement or other agreement or any material inbound license, sublicense or development agreement or other agreement (other than licenses for commercially available, mass-marketed shrink-wrap software that has not been modified or customized for the Company and provides for royalty payments not in excess of $50,000) that affects or relates to material Intellectual Property owned, used, currently intended to be used, or held for use by the Company or its Subsidiaries, including, without limitation, any agreement pursuant to which any Person or entity is authorized to use or has an ownership or security interest in any Intellectual Property;

     (xvii) any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement; or

     (xviii) any other agreement, contract, arrangement, commitment or understanding the loss of which would have a Company Material Adverse Effect.

     (b) (i) Each Material Contract is valid and binding on the Company or any of its Subsidiaries, as applicable, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under, are entitled to all accrued benefits under, and are not alleged to be in default in respect of, each Material Contract, except as would not, individually or in the aggregate, have a Company Material Adverse Effect and
(iii) each of the Material Contracts is in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its

Subsidiaries or, to the Company's Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     2.14 NON-COMPETITION/NON-SOLICITATION. Except as set forth on Section 2.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (i) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its Affiliates is or could be conducted or the types of business that the Company or its Affiliates conducts or may conduct, (ii) that could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of Parent or its Affiliates is or could be conducted or the types of business that Parent or its Affiliates conducts or may conduct or (iii) that limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of Parent or its Affiliates to do so; PROVIDED, HOWEVER, that this Section 2.14 shall not apply to any non-solicitation agreements or obligations restricting the solicitation of borrowers with respect to the refinancing of Loans that were sold by the Company or its Subsidiaries.

     2.15 ASSETS.

     (a) The Company and its Subsidiaries own, lease or have the right to use all the material properties and assets necessary for or used or held for use in the conduct of their respective business or otherwise owned, leased or used by the Company or any of its Subsidiaries (all such properties and assets being referred to as the "Assets"). Each of the Company and its Subsidiaries has good title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances, and Liens, that individually or in the aggregate, would not have a Company Material Adverse Effect. Section 2.15(a) of the Company Disclosure Schedule contains a complete and correct list of all real property and improvements leased or subleased by the Company and its Subsidiaries or otherwise made available for their use (the "Leases"). Copies of all Leases have been delivered or otherwise made available to Parent by the Company.

     2.16 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition on the Company or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including CERCLA, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which liability or obligation would have a Company Material Adverse Effect. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation that would impose any liability or obligation that would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries have complied at all times with all applicable Environmental Laws and to the Knowledge of the Company there are no circumstances involving the Company or any of its Subsidiaries or any currently or formerly owned properties, including security interests in any property, that would reasonably be expected to result in any material claims, liabilities or costs to the Company or any of its Subsidiaries relating to any material Environmental Law. The Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or any of its Subsidiaries.

     2.17 STATE TAKEOVER LAWS.

     The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (A) the requirements of any applicable "moratorium," "control share," "fair price," or other anti-takeover laws and regulation of any state (collectively, "Takeover Laws"), including Section 203 of the Delaware Law, and (B) any other applicable provision of the articles or certificate of incorporation and bylaws of the Company or any of its Subsidiaries.

     2.18 INSURANCE. The Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries set forth in Section 2.18 of the Company Disclosure Schedule. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Since December 31, 2003 neither the Company nor any of its Subsidiaries has received any written notice regarding any threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 INTELLECTUAL PROPERTY.

     (a) Section 2.19(a) of the Company Disclosure Schedule lists all (i) Registered Intellectual Property and other material Intellectual Property owned, used, currently intended to be used, or held for use by the Company or any of its Subsidiaries, and (ii) pending or threatened actions, proceedings or investigations before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), and complaints, claims, notices or other communications received by the Company or its Subsidiaries, in each case related to any such Intellectual Property, including, but not limited to, each such patent, patent application, copyright registration or application thereof, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor.

     (b) Section 2.19(b) of the Company Disclosure Schedule lists (i) all unregistered marks (including trademarks, trade names and service marks), (ii) all unregistered copyrights, and (iii) each item of Software developed by or for the Company or its Subsidiaries, in each case necessary or material to the conduct of the business of the Company and its Subsidiaries.

     (c) The Company and its Subsidiaries (i) exclusively own all right, title and interest in and to each item of Intellectual Property purportedly owned by the Company or one of its Subsidiaries, free and clear of any Liens other than Permitted Liens, and (ii) have a valid and enforceable right to use all Intellectual Property used or held for use in connection with the operation of their respective businesses as currently conducted or as currently proposed (by the Company or one of its Subsidiaries) to be conducted. Each item of the Intellectual Property referred to in the preceding sentence shall be owned by the Company or its Subsidiaries or immediately available for use by the Company or its Subsidiaries on substantially identical terms and conditions immediately following the Effective Time, without any requirement for any consent from any third party or any affirmative act by Parent (e.g., notice to any third party).

     (d) Section 2.19(d) of the Company Disclosure Schedule lists each Company IP Agreement, including, but not limited to, each license or other agreement or authorization pursuant to which the Company or any of its Subsidiaries provided a license to any third party with respect to any Intellectual Property. Except for such Company IP Agreements specified in Section 2.19(d), no other Person has any rights to any Intellectual Property owned by the Company or its Subsidiaries, and to the Knowledge of the Company, no Person is engaging in any activity that infringes upon, misappropriates, dilutes, violates or otherwise interferes or conflicts with any of such Intellectual Property. No actions, claims, proceedings or investigations alleging any of the foregoing are pending or threatened against any Person by or on behalf of the Company or its Subsidiaries. Each Company IP Agreement (i) is, and will continue to be immediately following the Effective Time, valid, enforceable, binding on all parties thereto and in full force and effect in accordance with its terms, and
(ii) represents the entire agreement between the respective parties thereto with respect to the subject matter thereof.

     (e) The Company and its Subsidiaries, and to the Company's Knowledge, any third party, (i) are not, and shall not be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of or default under any Company IP Agreement, and there has been no event that would permit the termination, modification, acceleration or impairment of such Company IP Agreement, and (ii) have not received any complaints, claims, notices or other communications alleging any of the foregoing. The consummation of the transactions contemplated hereby will not constitute a breach of or default under, or result in the termination, modification, acceleration or impairment of any right of the Company or its Subsidiaries under, any Company IP Agreement. No Company IP Agreement contains any term or condition that would become applicable or inapplicable or whose scope would materially change as a result of the consummation of the transactions contemplated hereby. Consummation of the transactions contemplated by this Agreement will not trigger any modification, termination, or acceleration under, or create any license or similar Lien on Intellectual Property owned or used by the Parent or its Affiliates, except to the extent that such license or Lien may be created as a result of a contract entered into by the Parent and its Affiliates. Except as set forth in Section 2.19(e) of the Company Disclosure Schedule, no royalties or other continuing payment obligations are due from the Company or its Subsidiaries in respect of Intellectual Property of any third party (other than payments for licensed Intellectual Property that do not exceed $50,000 per annum for any individual or series of related license agreements), and all royalties and other payments due under the Company IP Agreements have been paid when due.

     (f) The Intellectual Property owned by, and the Intellectual Property licensed to, the Company and its Subsidiaries include all of material Intellectual Property used or held for use in connection with the operation of their respective businesses as currently conducted or as currently proposed (by the Company or one of its Subsidiaries) to be conducted, and there are no other items of Intellectual Property that are material thereto, or for the continued operation of such businesses immediately after Effective Time in substantially the same manner as conducted prior to Effective Time. The Intellectual Property owned, used or held for use by the Company and its Subsidiaries is subsisting, valid, and enforceable, has not been adjudged invalid or unenforceable in whole or in part, and is currently in compliance in all material respects with all formal legal requirements necessary to maintain the validity and enforceability thereof. Neither the Company, its Subsidiaries nor their respective businesses are subject to any outstanding agreement or Governmental Order restricting the use, modifying the scope, or impairing the validity or enforceability of any Intellectual Property owned, used or held for use by the Company or its Subsidiaries.

     (g) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice and in light of the nature of the particular item of Intellectual Property to protect the proprietary nature of each item of such Intellectual Property owned, used or held for use by the Company or its Subsidiaries, and to maintain in confidence all confidential Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries ("Company Confidential Information"). No employee, independent contractor, or agent of the Company or any of its Subsidiaries (i) has misappropriated any confidential information of any other Person in the course of performance as an employee, independent contractor, or agent of the Company or such Subsidiary, or (ii) is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement relating to Intellectual Property and/or confidential information.

     (h) To the extent that any Intellectual Property owned by the Company or its Subsidiaries has been developed or created by any Person other than the Company or its Subsidiaries, the Company or its Subsidiaries, as applicable, have a written agreement with such Person with respect thereto transferring to the Company or its Subsidiaries all right, title and interest in and to such Intellectual Property by operation of law or by valid assignment. To the extent internally developed, the Company and its Subsidiaries have followed reasonable business practices in accordance with normal industry standards in developing such Intellectual Property, including requiring each employee or contractor to execute a written agreement in which such employee or contractor assigns to the Company or its Subsidiaries all right, title and interest in and to such Intellectual Property. Neither the Company nor its Subsidiaries has placed in escrow or otherwise disclosed the source code or documentation for any Software developed by or for the Company or any of its Subsidiaries.

     (i) To the Knowledge of the Company, (i) there has been no misappropriation of any Company Confidential Information by any third party, and (ii) no material Company Confidential Information has been used by or disclosed to any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, which have not been breached. The operation of the businesses of the Company and its Subsidiaries as currently conducted, and the use of the Intellectual Property owned, used or held for use by the Company and its Subsidiaries and Technology Systems in connection therewith, do not infringe upon, misappropriate, dilute, violate or otherwise interfere or conflict with the Intellectual Property or other rights of any Person, and no actions, claims, proceedings or investigations are pending or threatened against the Company or its Subsidiaries, and the Company and its Subsidiaries have not received any complaints, claims, notices or other communications, in each case (x) alleging any of the foregoing, (y) challenging the ownership, validity, registerability or enforceability of any such Intellectual Property, or (z) based upon, or seeking to deny or restrict, the use, licensing or transfer by the Company or its Subsidiaries of any such Intellectual Property or Technology Systems.

     (j) Section 2.19(j) of the Company Disclosure Schedule sets forth a list of all Internet domain names and their expiration dates owned, used, currently intended to be use or held for use by the Company or its Subsidiaries (collectively, the "Domain Names"). The Company or its Subsidiaries have, and after the Effective Time will have, a current, valid and enforceable registration of each Domain Name and the right to continue to conduct their respective businesses as currently conducted under the Domain Names.

     2.20 INFORMATION TECHNOLOGY.

     (a) The electronic data processing, information, record keeping, communications, telecommunications, hardware, Software, networks, peripherals, portfolio trading and computer systems, all other information technology equipment, including any outsourced systems, services, or processes, all related documentation and Intellectual Property, in each case which are owned, used or held for use by the Company or its Subsidiaries (collectively, "Technology Systems") are adequate for the operation of their respective businesses as currently conducted or as currently proposed (by the Company or one of its Subsidiaries) to be conducted. There has not been any material malfunction, default, or failure with respect to any of the Technology Systems that has not been remedied or replaced. None of the Technology Systems will fail to receive input of, recognize, store, retrieve, process or generate output of dates and date related data without any error, ambiguity, interruption or malfunction that would materially and adversely affect the operations of the Company or any of its Subsidiaries.

     (b) Since January 1, 2004, the Technology Systems have not suffered any unplanned material disruption, malfunction, default or failure. Except pursuant to the terms of relevant third party agreements, the Technology Systems are free from any material Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

     (c) Neither the Company nor any of its Subsidiaries has received notice, or is otherwise aware, of any circumstances, including the execution of this Agreement, which would enable any third party to terminate any of the Company's and/or its Subsidiaries' material agreements or arrangements relating to the Technology Systems.

     (d) Neither the Company nor any of its Subsidiaries has received notice of any, and there is no pending or threatened, claim or action alleging that the Technology Systems, or Company's or its Subsidiaries' use of the Technology Systems, violate any non-disclosure and/or non-use agreement.

     (e) The Company and its Subsidiaries own or have a valid right to access and use all Technology Systems and Third-Party Data. The Technology Systems operate and perform materially in accordance with their documentation and specifications, and otherwise as required in connection with the businesses of the Company and its Subsidiaries. The consummation of the transactions contemplated hereby will not modify, impair or interrupt, as applicable, (i) the Company's, each Subsidiary's, and their customers' and suppliers' access to and use of, or their right to access and use, the Technology Systems and Third-Party Data. The operation of the Technology Systems, and the use, collection, storage and dissemination of data (including Third-Party Data), by or on behalf of the Company and its Subsidiaries in connection with their respective businesses does not violate any applicable Laws or Regulations.

     (f) The Technology Systems do not contain any disabling devices, viruses, Trojan programs, worms, time bombs, bugs, faults or other devices or effects that would (i) enable or assist any Person to access without authorization the Technology Systems or any Third-Party Data, or (ii) otherwise adversely affect the operation or functionality of the Technology Systems or any other Software or systems. The Company and its Subsidiaries have taken all reasonable steps in accordance with normal industry practice to (x) secure the Technology Systems and Third-Party Data from unauthorized access or use by any Person, and (y) ensure the uninterrupted and error-free operation of the Technology Systems, including the implementation of reasonable backup, business continuity and disaster recovery technology and arrangements (the details of which are set forth in Section 2.20(f) of the Company Disclosure Schedule). No Technology Systems have been the target of any defacement, denial-of-service, or other attack by hackers, and, to the Company's Knowledge, no Person has gained unauthorized access to any Technology Systems. None of the Technology Systems contains any shareware, open source code, or other Software whose use requires disclosure or licensing of any Intellectual Property.

     2.21 RELATED-PARTY TRANSACTIONS; INTERESTS OF OFFICERS AND DIRECTORS.

     (a) There is no indebtedness between the Company or any of its Subsidiaries, on the one hand, and any of its directors or officers, or any relative, beneficiary or spouse living with such person or any Affiliate of any of the foregoing (collectively, a "Company Related Person") or Affiliate of the Company, on the other, other than usual and customary advances made in the ordinary and usual course of business for business purposes and consistent with past practices and not in excess of $75,000. No such Company Related Person or Affiliate provides or causes to be provided any assets, services (other than services as an officer or director) or facilities to the Company. The Company does not provide or cause to be provided any assets, services or facilities to any such Company Related Person or Affiliate (other than with respect to their employment as directors, officers or employees of the Company). The Company does not beneficially own, directly or indirectly, any investment in or issued by any such Company Related Person or Affiliate. There are no contracts or agreements with any such Company Related Person or Affiliate to which the Company is a party or by which it is bound.

     (b) No Company Related Person has any material interest in any property, real or personal, tangible or intangible or used in the business of the Company and its Subsidiaries, or in any supplier, distributor or customer of the Company and its Subsidiaries, except as disclosed in the Company SEC Documents and except for the normal rights of a stockholder and rights under the Company Options.

     2.22 OPINION. Prior to the execution of this Agreement, the Company has received an opinion from J.P. Morgan Securities Inc. to the effect that as of the date of this Agreement and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     2.23 BROKER'S FEES. Except for J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

     2.24 COMPANY INFORMATION. None of the information to be supplied by the Company for inclusion or incorporation by reference in any document filed with any other regulatory agency in connection herewith (including the Proxy Statement) will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Exchange Act and the rules and regulations thereunder.

     2.25 BOOKS AND RECORDS. The books and records of the Company and its Subsidiaries have been properly and accurately maintained, and there are no material inaccuracies or discrepancies contained or reflected therein.

     2.26 ACCOUNTING CONTROLS. The Company and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that: (i) all transactions are executed in accordance with management's general or specific authorization; (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to any criteria applicable to such statements and to maintain accountability for assets; (iii) access to the assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.27 RISK MANAGEMENT. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers (each a "Risk Management Contract"), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and

(ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. The Company has furnished or made available to Parent a list of all Risk Management Contracts that have been entered into as of July 31, 2005. Neither the Company nor its Subsidiaries, nor to the Company's Knowledge any other party thereto, is in breach of any of its obligations under any Risk Management Contract.

     2.28 EMPLOYEE MATTERS.

     (a) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws and Regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including, without limitation, all Laws and Regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including, without limitation, the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers' compensation and employment practices. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

     (b) As of the date of this Agreement, no executive officers or Key Employees of the Company or any of its Subsidiaries have given notice to the Company or any of its Subsidiaries, nor are the Company or any of its Subsidiaries otherwise aware, that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

     (c) As of the date of this Agreement, to the knowledge of the Company, no executive officer or Key Employee of the Company or any of its Subsidiaries is in violation in any respect of any term of any employment or services contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer or Key Employee to be employed or engaged by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

     (d) None of the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent shall have any liability under the Workers Adjustment and Retraining Notification Act, as amended, or the employee protection laws of any state, locality or foreign jurisdiction, with respect to any events occurring or conditions existing on or prior to the Effective Time.

     2.29 MORTGAGE BANKING AND HOME EQUITY LOAN BUSINESSES; AUTO LOAN BUSINESS; LENDING BUSINESS GENERALLY. Except to the extent that any breach, failure or inaccuracy, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

     (a) LICENSES AND QUALIFICATIONS. (i) The Company and each of its Subsidiaries is in good standing under all applicable Laws and Regulations as a mortgage broker and/or lender, (ii) there is no pending or, to the Knowledge of the Company, threatened, cancellation or reduction of any mortgage sale agreement, home equity loan sale agreement, or auto loan sale agreement ("Loan Sale Agreement"), to which the Company or any of its Subsidiaries is a party and the obligations of the Company and each of its Subsidiaries, as the case may be, under each such Loan Sale Agreement are being performed by the Company and each of its Subsidiaries, as the case may be, in accordance with its terms, and (iii) except as set forth in Section 2.29(a)(iii) of the Company Disclosure Schedule, there is no breach by the Company or any of its Subsidiaries under any Loan Sale Agreement and no third party has exercised or is threatening to exercise its contractual right to require the Company or any of its Subsidiaries to repurchase any loan that was originated, closed and funded by the Company or its Subsidiaries that is held for either the Company's or its Subsidiary's account, whether or not for future sale or delivery (a "Loan") from such third party due to a breach of a representation, warranty or covenant by the Company or its Subsidiary under a Loan Sale Agreement.

     (b) LOAN QUALITY; PIPELINE.

        (i) As of the date of this Agreement, no Loan has been held for sale for more than 90 days past the date of funding other than as set forth in Section 2.29(b) of the Company Disclosure Schedule, and subsequent to the date of this Agreement there will have been no increase in the aggregate outstanding principal balance of such Loans held for sale for more than 90 days past the date of funding that would constitute a Company Material Adverse Effect.

       (ii) As of the date of this Agreement, no Loan held for investment is (x) more than 90 days past due with respect to any scheduled payment of principal or interest, (y) in foreclosure or litigation or (z) subject to bankruptcy proceedings commenced by or in respect of the borrower, other than as set forth in Section 2.29(b) of the Company Disclosure Schedule, and subsequent to the date of this Agreement there will have been no increase in the aggregate outstanding principal balance of such Loans more than 90 days past due, in foreclosure or litigation, or subject to bankruptcy that would constitute a Company Material Adverse Effect.

     (c) COMPLIANCE. Each Loan was underwritten and originated, and the loan documents and loan files maintained by the Company or any Company Subsidiary with respect thereto are being maintained by the Company or Company Subsidiary, as the case may be, in compliance with all applicable Laws and Regulations and, if applicable, the requirements of the Person acquiring such Loan and Insurer insuring such Loan (if any) in effect and applicable at the time such insurance was obtained, except, in each case, for immaterial violations. Neither the Company nor any of its Subsidiaries has done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of (1) any approvals or licenses of any Governmental Entity, (2) any FHA insurance or commitment of the FHA to insure, (3) any VA guarantee or commitment of the VA to guarantee, (4) any private mortgage insurance or commitment of any private mortgage insurer to insure, (5) any title insurance policy, (6) any hazard insurance policy, (7) any flood insurance policy, (8) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, VA or private mortgage insurer, (9) any surety or guaranty agreement or (10) any agreement pursuant to which the Company or any of its Subsidiaries sold Loans to an Investor. None of the Loans is a "high cost," "covered," "threshold" or "predatory" loan or could be classified under any similar designation under any applicable Laws and Regulations enacted to combat predatory lending practices. Since January 1, 2002, none of the Company or any Company Subsidiary has (x) engaged in any of the practices listed in OCC Advisory Letter AL 2000-7 as "indications that an institution may be engaging in abusive lending practices" or as practices that "may suggest the potential for fair lending violations", (y) engaged in any "predatory" or "abusive" lending practices as described in the Expanded Guidance for Subprime Lending Programs, issued by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on January 31, 2001, or (z) originated, owned or serviced or currently owns or services any Loan subject to the requirements of 12 C.F.R. ss. 226.32.

     (d) SERVICING. The Loans are serviced by the Company in accordance with applicable Laws and Regulations and with the requirements of any applicable Investor and Loan Sale Agreement, except for immaterial failures to comply with such requirements. No Loan is or has been serviced using predatory servicing practices.

     (e) APPLICATION OF FUNDS. All monies received with respect to each Loan and related escrow accounts have been properly accounted for and applied.

     (f) PAYOFF STATEMENTS. All payoff and assumption statements with respect to each Loan were, at the time provided, true and correct, except for immaterial discrepancies.

     (g) ESCROW ACCOUNTS. Unless otherwise prohibited by Laws or Regulations or pursuant to an executed escrow waiver, the Company and its Subsidiaries have collected all escrows related to each mortgage loan (including each home equity loan) that was originated, closed and funded by the Company or its Subsidiaries that is held for either the Company's or its Subsidiary's account, whether or not for future sale or delivery (a "Mortgage Loan"), and all escrow accounts have been maintained by the Company and its Subsidiaries, as the case may be, in accordance with all applicable Laws and Regulations and the requirements of Investors and Insurers. The Company and each of the Company Subsidiaries have credited to the account of mortgagors all interest required to be paid on any escrow account in accordance with applicable Laws and Regulations and the terms of such agreements and loan documents.

     (h) SINGLE FAMILY LOANS. All of the Mortgage Loans were secured by one-to-four-family residential real property or, to the extent that a Mortgage Loan was secured by property other than a one-to-four-family residential property, such Mortgage Loan has not been sold to any Person where the Company or any of its Subsidiaries could have any recourse obligation.

     (i) POOLS. Other than Loans pending delivery to Investors, none of the Loans is or has been included by the Company or any of its Subsidiaries in any pool or securitization.

     (j) MORTGAGE INSURANCE. Each Mortgage Loan that is required to be covered by FHA insurance is insured under the National Housing Act or qualifies for insurance thereunder and timely and proper application has been made for such insurance. Each Mortgage Loan that is required to be guaranteed by the VA is guaranteed under the provisions of Chapter 37 of Title 38 of the United States Code or qualifies for such guarantee and timely and proper application has been made for such guarantee. As to each FHA insurance certificate, each VA guarantee certificate, and each Mortgage Loan that is required to be insured by private mortgage insurance, the Company and each of its Subsidiaries, as the case may be, has complied with applicable provisions of the insurance or guarantee contract and applicable Laws and Regulations.

     (k) INSURANCE. Each Mortgage Loan has been covered by a policy of hazard insurance and flood insurance, to the extent required by the Loan Sale Agreement relating thereto or any Laws and Regulations or Investor or Insurer requirements applicable to such Mortgage Loan, all in a form usual and customary in the mortgage banking industry. Any and all claims under such insurance policies have been submitted and processed in accordance with the applicable Investor's requirements.

     (l) TITLE INSURANCE. To the extent required by the applicable Investor, each Mortgage Loan was covered by an American Land Title Association lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to the relevant Investor, and each such title insurance policy was issued by a title insurer acceptable to the applicable Investor and qualified to do business in the jurisdiction where the collateral securing such loan was located, and insured the originator and its successors and assigns as to the first priority lien of the mortgage in the original principal amount of the Mortgage Loan. The applicable Investor, as assignee of the originator's rights, is an insured of such lender's title insurance policy, and such lender's policy is in full force and effect. Neither the Company nor any of its Subsidiaries has performed any act or omission that would impair the coverage of such lender's policy.

     (m) AUDITS AND INQUIRIES. Except for customary ongoing quality control reviews, no audit or investigation by a Governmental Entity, an Investor or an Insurer is pending or, to the Knowledge of the Company, threatened that is reasonably likely to result in:

                  (1) a claim of a failure to comply with applicable regulations,

                  (2) rescission of any insurance or guaranty contract or agreement of the Company or any of its Subsidiaries,

                  (3)   payment, by the Company or any of its
Subsidiaries, of a penalty (other than any immaterial payment) to any Governmental Entity, an Investor or an Insurer; or

                  (4)   revocation of any Authorization set forth in
Section 2.12(b) of the Company Disclosure Schedule, including any
Authorization to do business, of the Company or any of its Subsidiaries.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

     Except as disclosed in the Parent Disclosure Schedule (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; PROVIDED that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect) or as would not constitute a Parent Material Adverse Effect, Parent represents and warrants to the Company as follows and as set forth in the Parent Disclosure Schedule:

     3.1 CORPORATE ORGANIZATION, STANDING AND POWER. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and its Subsidiaries has the corporate and other power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would constitute a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

     3.2 AUTHORITY; NO VIOLATION.

     (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has taken all corporate action necessary in order (A) to authorize the execution and delivery of, and performance of its obligations under this Agreement and (B) subject only to receipt of the consents and approvals identified in Section 3.3, to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     (b) Neither the execution and delivery of this Agreement by Parent nor Merger Sub, nor the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificates of Incorporation or Bylaws or other charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) (y) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

     3.3 CONSENTS AND APPROVALS. Except for (i) any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Securities Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Delaware Law, (iv) such filings as may be required under the rules and regulations of the NASDAQ, (v) the consents, notices and approvals set forth in Section 3.3 of the Parent Disclosure Schedule and (vi) such additional consents, notices and approvals, the failure of which to make or obtain would not have a Parent Material Adverse Effect, no consents or approvals of any Governmental Entity or any third party are necessary in connection with
(A) the execution and delivery by Parent and Merger Sub of this Agreement and
(B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement.

     3.4 LEGAL PROCEEDINGS. Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries which individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, nor, to the Knowledge of Parent, is there any basis for any proceeding, claim, action or investigation against Parent or any of its Subsidiaries that would have, or would reasonably be expected to have, a Parent Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

     3.5 COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

     (a) Parent and each of its Subsidiaries have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as do not constitute a Parent Material Adverse Effect.

     (b) There are no Governmental Orders applicable to Parent or any of its Subsidiaries which constitute a Parent Material Adverse Effect.

     (c) As of the date of this Agreement, to the Knowledge of Parent there is no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) any condition to the consummation of the Merger and the other transactions contemplated by this Agreement should not be satisfied on a timely basis.

     3.6 BROKER'S FEES. Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

     3.7 PARENT INFORMATION. None of the information to be supplied by Parent for inclusion or incorporation by reference in any document filed with any regulatory agency in connection herewith (including the Proxy Statement) will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.8 FINANCING. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Merger Consideration and related fees and expenses.

                                   ARTICLE IV
                    CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use commercially reasonable best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with Persons having significant business dealings with it and (c) take no action which would adversely affect or delay in any material respect the ability of either Parent or the Company or any Subsidiary of Parent or the Company to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby.

     4.2 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 4.2 of the Company Disclosure Schedule or except as expressly contemplated by this Agreement, the Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

     (a) Cause or permit any amendment, modification, alteration or rescission of its certificate or articles of incorporation, bylaws or other charter or organizational documents;

     (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries and the acceptance of shares of Company Common Stock in payment of the exercise price or withholding taxes incurred by any option holder in connection with the exercise of stock options granted under a Company Stock Plan;

     (c) Grant any Rights with respect to the Company or any of its Subsidiaries, or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or otherwise or authorize cash payments in exchange for any options or other rights granted under any of such plans, in each case except as otherwise required by such plans or any existing agreements set forth in Section 4.2(c) of the Company Disclosure Schedule;

     (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or Rights with respect to the Company or any of its Subsidiaries, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding under the Company Stock Plans as of the date of this Agreement as set forth in Section 2.2(a) of the Company Disclosure Schedule, (ii) the issuance of shares of Company Common Stock pursuant to the exercise of the Warrants outstanding as of the date of this Agreement and (iii) pursuant to agreements existing as of the date of this Agreement as set forth on
Section 4.2(d) of the Company Disclosure Schedule;

     (e) (i) Enter into any material lease for real property or material operating lease or (ii) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries (taken as a whole), except in each case in the ordinary course of business consistent with past practice and except for the sale of real estate owned in accordance with current policies of the Company or contracts set forth on Section 4.2(e) of the Company Disclosure Schedule with respect thereto;

     (f) Other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (iii) cancel, release, assign or modify any material amount of indebtedness of any other Person;

     (g) Make any capital expenditures, capital additions or capital improvements except (i) in the ordinary course of business consistent with past practice that do not exceed

$250,000 individually or $1,000,000 in the aggregate over any twelve (12)-month period and (ii) pursuant to contracts or commitments set forth on Section 4.2(g) of the Company Disclosure Schedule;

     (h) Other than in the ordinary course of business consistent with past practice, enter into any Material Contract;

     (i) (i) Adopt or amend in any manner that will materially increase the cost of the Company maintaining any Company Employee Benefit Plan (except as required by Laws and Regulations), (ii) enter into any employment agreement with any director or officer, (iii) pay any special bonus or special remuneration to any employee or director other than pursuant to existing agreements, other than in an amount not in excess of $10,000 individually or $100,000 in the aggregate,
(iv) increase the salaries, wage rates, bonus, pension, welfare, severance, or other benefits or, pay any bonus (other than as permitted pursuant to clause
(iii) of this Section 4.2(i)) to or make any equity awards to any of the directors, officers or employees of the Company or its Subsidiaries (other than increases in annual base salary on the anniversary of the employee's last increase, or in connection with a promotion, in each case in the ordinary course of business consistent with past practice), (v) except pursuant to Section 1.4 of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefits under any Company Employee Benefit Plan, to the extent not already provided in any such plan, or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

     (j) Grant or provide any severance, termination, change-in-control or similar pay to, or enter into any severance, termination, change-in-control or similar agreement with, any director, officer or employee, in each case, except payments made pursuant to written plans or agreements outstanding, or Company policies in effect on, the date of this Agreement and set forth on Section 4.2(j) of the Company Disclosure Schedule;

     (k) Make any written communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are effected by the transactions contemplated by this Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed);

     (l) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole), or acquire or agree to acquire any equity securities of, or other equity interest in, any corporation, partnership, limited liability company, association or business organization which securities or equity interests acquired or agreed to be acquired would constitute greater than five percent (5%) of the outstanding securities or equity of such entity;

     (m) Make any change to its financial accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

     (n) Other than in the ordinary course of business consistent with past practice or as required by applicable Laws and Regulations, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

     (o) Except as required by applicable Laws and Regulations, or written rule, instruction or directive by a Governmental Entity which is furnished to Parent promptly following receipt thereof: (i) implement or adopt any material change in its risk management or hedging policies, procedures or practices or (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to risk;

     (p) Other than in the ordinary course of business consistent with past practice, (i) sell, assign, or grant any security interest in any Intellectual Property owned by the Company or its Subsidiaries or Company IP Agreement, (ii) grant to any third party any license in, to or under any Intellectual Property owned by the Company or its Subsidiaries, (iii) develop, create, or invent any Intellectual Property jointly with any third party, (iv) disclose or allow to be disclosed to any Person any Intellectual Property not heretofore a matter of public knowledge, except pursuant to judicial or administrative process, (v) permit any item of Intellectual Property owned by the Company or one of its Subsidiaries (or any right, title or interest of the Company or any of its Subsidiaries in, to or under any other Intellectual Property) that is used or held for use in the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed (by the Company or one of its Subsidiaries) to be conducted to lapse or to be abandoned, dedicated, or disclaimed, or (vi) fail to use commercially reasonable best efforts to perform all applicable filings, recordings, and other acts, and to pay all required fees and taxes, to maintain and protect its interest in each and every item of Intellectual Property owned, used, currently intended to be used, or held for use by the Company or any of its Subsidiaries;

     (q) Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $250,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices;

     (r) Make any loan or advance other than in the ordinary course of business consistent in all material respects with lending policies and practices as in effect on the date hereof;

     (s) Grant annual restricted stock bonuses or, except in the ordinary course of business consistent with past practice, annual cash bonuses, other than as may be required pursuant to agreements existing as of the date of this Agreement;

     (t) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

     (u) Materially reduce the amount of any insurance coverage provided by existing insurance policies;

     (v) Revalue any of its assets other than in the ordinary course of business consistent with past practice or as required by applicable Laws or Regulations;

     (w) Change Domain Names or fail to renew existing Domain Name registrations on a timely basis; or

     (x) Take or agree in writing to take, any of the actions described in Sections 4.2(a) through (w) above.

4.3   NO SOLICITATION.

     (a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the "Company Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 4.3 or any other provision of this Agreement shall prohibit the Company or its Board of Directors from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or
Item 1012(a) of Regulation MA promulgated under the Securities Exchange Act or
(B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company's Board of Directors, after receiving advice from outside counsel, is required under applicable Laws and Regulations; PROVIDED that the Company may not, except as permitted by Section 4.3(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to approval of the Agreement by the stockholders of the Company, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions at least as restrictive on such Person or group as the Confidentiality Agreement is on Parent, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal, which is pending at the time the Company determines to take such action; and (y) the Board of Directors of the Company determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Company's Board of Director's fiduciary duties to the Company's stockholders under the Delaware Law. The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any such confidentiality agreement or any other confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights.

     The Company will promptly (and in any event within one (1) business day) advise Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal, and the Company will promptly communicate to Parent the material terms and conditions of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person or group making such proposal or inquire or engaging in such discussions or negotiations. The Company will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other Person or group which was not previously provided to Parent. The Company will keep Parent reasonably informed of the status and details of any such Takeover Proposal.

     As used in this Agreement, the following terms have the meanings set forth below:

     "SUPERIOR PROPOSAL" means an unsolicited written proposal by a Third Party (defined below) to acquire, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with its independent financial advisors and outside counsel) to be more favorable to the Company's stockholders from a financial point of view than the Merger and (ii) which, in the good faith reasonable judgment of the Company's Board of Directors, is reasonably likely to be consummated within a reasonable time, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal and other aspects of such proposal.

     "TAKEOVER PROPOSAL" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13d-3 of the Securities Exchange Act) of assets that constitute 25% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or 25% or more of (x) the Company Common Stock or outstanding voting power, (y) any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger or
(z) any other class of equity securities of the Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute 25% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, or 25% or more of the equity interest in either the Company or any of its Subsidiaries.

     "THIRD PARTY" means any Person or group other than Parent, Merger Sub or any affiliate thereof.

     (b) Except as set forth in this Section 4.3(b), neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company's Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to approval of the Agreement by the stockholders of the Company, the Company's Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Company's Board of Directors shall have determined in good faith, based upon advice of outside counsel, that such action is required to discharge the Company's Board of Director's fiduciary duties to the Company's stockholders under the Delaware Law and (C) at least three (3) business days shall have passed following Parent's receipt of written notice from the Company advising Parent that the Company's Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Parent does not make an offer that the Board of Directors shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is as favorable (taking into account the Termination Fee) to the Company's stockholders as such Superior Proposal, and (D) concurrently with taking such action the Company shall pay any applicable fee required by Section 7.3.

     4.4 CONDUCT OF PARENT AND MERGER SUB. Parent and Merger Sub, from the date of this Agreement until the Effective Time, will not and will not permit Parent's Subsidiaries to: (a) take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Laws and Regulations; (b) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; or (c) agree to, or make any commitment to, take or authorize, any of the foregoing.

                                   ARTICLE V
                           ADDITIONAL AGREEMENTS

     5.1 REGULATORY MATTERS.

     (a) As promptly as practicable following the date of this Agreement, the Company shall prepare, allow Parent to review and then file with the SEC a proxy statement and other proxy materials in preliminary form and shall use its commercially reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. The Company shall notify Parent promptly of the time when the preliminary proxy statement, the Proxy Statement and any amendment or supplement thereto has been filed, and of the receipt of any comments from the SEC or its staff regarding, and of any request by the SEC or its staff for amendments or supplements to, the preliminary proxy statement or the Proxy Statement, or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement or the Merger. If at any time prior to the Company Stockholders' Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company shall consult with Parent prior to mailing the Proxy Statement, or any amendment or supplement thereto, to which Parent timely and reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

     (b) Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable best efforts to, (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger, including, without limitation, obtaining any third party consent which may be required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, to remove any restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated by this Agreement, and, subject to the conditions set forth in Article VI, to consummate the Merger and the other transactions contemplated by this Agreement and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required to be obtained by Parent or the Company, respectively, or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. The parties hereto shall cooperate with each other promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act), and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, all the information relating to the other or any of its Subsidiaries, which appear in any filing made with any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, in each case subject to applicable Laws and Regulations relating to the exchange of information. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Parent and the Company shall use its commercially reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement. Each of Parent and the Company shall not, and shall cause its respective Subsidiaries not to, engage in any action or transaction that would materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger.

Parent and the Company further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective commercially reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

     (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

     5.2 ACCESS TO INFORMATION. Subject to the Confidentiality Agreement, the Company agrees to provide Parent and Parent's officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the "Parent Representatives"), from time to time prior to the Effective Time or the termination of this Agreement, such information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial conditions and operations. Except as required by Laws or Regulations, Parent shall hold, and shall cause Parent's Affiliates and the Parent Representatives to hold, any non-public information received from the Company, directly or indirectly, in accordance with the Confidentiality Agreement.

     5.3 STOCKHOLDER APPROVAL.

     (a) As promptly as practicable following the date of this Agreement, the Company shall take all action necessary under all applicable Laws and Regulations to call, give notice of and hold a meeting of the holders of the Company's capital stock to vote on a proposal to adopt this Agreement and any other matters required to be approved for consummation of the Merger and the transactions contemplated hereby (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement. The Company shall use its commercially reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws and Regulations. Subject to the fiduciary duties of the Company's Board of Directors, the Proxy Statement shall include a recommendation of the Company's Board of Directors that the stockholders of the Company adopt this Agreement (the "Company Board Recommendation").

     (b) The Company hereby represents that its Board of Directors has adopted a resolution contemplated by Section 251 of the Delaware Law recommending that the stockholders approve this Agreement and, subject to its fiduciary duties, will keep such resolution in effect and will use all commercially reasonable best efforts to obtain from its stockholders a vote approving this Agreement. The Company shall be obligated to hold the Company Meeting notwithstanding any Takeover Proposal or other event or circumstance. The Company agrees that it will not submit any Takeover Proposal to its stockholders for a vote.

     (c) Parent agrees to cause all shares of Company Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement and consummation of the Merger at the Company Stockholders' Meeting.

     5.4 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Laws or Regulations or by obligations pursuant to any listing agreement with any national securities exchange or the NASDAQ, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

     5.5 COMMERCIALLY REASONABLE BEST EFFORTS; FURTHER ASSURANCES. Each of the parties to this Agreement shall use its commercially reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.

     5.6 EMPLOYEES; EMPLOYEE BENEFIT MATTERS.

     (a) For a transition period not to exceed one year following the Effective Time, Parent shall, or shall cause its applicable Subsidiaries to, provide those individuals employed by the Company or one of its Subsidiaries as of the Effective Time (collectively, the "Covered Employees") with base salaries and other compensation opportunities and benefits (other than stock options and other equity based plans) no less favorable, in the aggregate, to the base salaries and other compensation opportunities and benefits provided to the Covered Employees immediately prior to the Effective Time. Following such transition period, Parent shall, or shall cause its applicable Subsidiaries to, provide such Covered Employees with base salaries and other compensation opportunities and benefits substantially comparable, in the aggregate, to the base salaries and other compensation opportunities and benefits (other than stock options and other equity based plans) provided to employees similarly situated to such Covered Employees of Popular Financial Holdings, Inc. and its Subsidiaries. For the avoidance of doubt, nothing herein shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Parent or any of its Subsidiaries to maintain any particular compensation or benefit program.

     (b) To the extent that a Covered Employee becomes eligible to participate in a compensation or benefit plan maintained by Parent or any of its Subsidiaries, other than those of the Company or its Subsidiaries, Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries (and their respective predecessors) for purposes of eligibility, vesting and benefit accrual (other than under any "final average pay" defined benefit pension plan) under such compensation or benefit plan of Parent or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company's 401(k) Plan immediately prior to the Effective Time, PROVIDED that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee, and (ii) with respect to any health, dental or vision plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to such eligibility, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the date on which such Covered Employee becomes eligible to participate for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

     (c) Parent shall, or shall cause the Company to, honor all written contractual obligations of the Company and its Subsidiaries to their respective current and former employees, directors and independent contractors, including, but not limited to, all obligations under employment, severance and consulting plans and arrangements and under all Company Employee Benefit Plans, if applicable.

     (d) Prior to the Effective Time, if requested by Parent in writing, subject to applicable law and the terms of the applicable plan the Company shall take all actions necessary to terminate the Company's 401(k) Plan and all Company employee benefit plans effective immediately prior to or simultaneous with the Effective Time. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Laws and Regulations and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the Effective Time, to the extent permitted by applicable Laws and Regulations and the terms of the applicable plan or arrangement, Parent shall cause to be amended, or take any actions that Parent deems appropriate, the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation.

     (e) Nothing in this Section 5.6 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Parent benefit plans, Company Benefit Plans, or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Laws and Regulations.

5.7   DIRECTOR AND OFFICER INDEMNIFICATION.

     (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall, with respect to indemnification of officers, directors, employees and agents, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by Law.

     (b) From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Laws and Regulations, indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers, directors, employees and agents of the Company or any of its Subsidiaries in their capacities as such (each, an "Indemnified Party") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement) or taken at the request of Parent pursuant to
Section 5.5.

     (c) Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (PROVIDED that Parent may substitute therefor policies with substantively the same coverage and amounts and on terms and conditions which are reasonably comparable to those of such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; PROVIDED that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount"); PROVIDED, FURTHER, that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

     (d) In the event Parent or any of its successors or assigns or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this section.

     (e) The provisions of this Section 5.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     5.8 ADVICE OF CHANGES. The Company and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

     5.9 SECTION 16B-3. Parent, Merger Sub and the Company shall take commercially reasonable actions as may be required to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

                                   ARTICLE VI
                            CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Company Stockholder Approval.

     (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, or enforced which prevents or prohibits the consummation of the Merger. In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable best efforts to have such injunction or other order lifted.

     (c) GOVERNMENTAL APPROVALS. Parent, the Company and Merger Sub and their respective Subsidiaries shall have obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of the Merger and the other transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Exchange Act, the HSR Act and the applicable Laws and Regulations of any state.

     6.2 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; PROVIDED that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Parent Material Adverse Effect), then the condition stated in this clause (a) shall be deemed satisfied unless the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Parent Material Adverse Effect) shall result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a senior officer of Parent to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by a senior officer of Parent to such effect.

     6.3 CONDITIONS TO OBLIGATION OF THE PARENT. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Sections 2.2(a) and 2.2(b) of this Agreement shall be true and correct (other than for such failures to be true and correct as are de minimis in effect), and the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; PROVIDED that, if any of such representations and warranties (other than the representations and warranties contained in Sections 2.2(a) and 2.2(b), which shall be true and correct other than for such failures to be true and correct as are de minimis in effect) shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Company Material Adverse Effect), then the condition stated in this clause (a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) shall not be or have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

     (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

     (c) THIRD PARTY CONSENTS. The Company shall have obtained all consents or approvals of all Persons, other than those covered in paragraph (c) of Section
6.1 hereto, required for the execution, delivery and performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby and such consents or approvals shall be in full force and effect, unless the failure to obtain any such consent or approval or of such consent or approval not to be in full force and effect is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                                  ARTICLE VII
                         TERMINATION AND AMENDMENT

     7.1 TERMINATION. Whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, this Agreement may be terminated upon written notice (other than in the case of Section 7.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.1 pursuant to which such termination is effected:

     (a) by mutual consent of Parent and the Company at any time prior to the Effective Time;

     (b) by either Parent or the Company at any time prior to the Effective Time if the Closing shall not have occurred on or before January 31, 2006, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 7.1(b);

     (c) by Parent at any time prior to the Effective Time, if (i) the Company shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in either Section 6.3(a) or 6.3(b) not to be satisfied and such breach shall not have been cured within 30 business days of receipt by the Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent is at that time in material breach of this Agreement), (ii) the Board of Directors of the Company shall withdraw or modify the Company Board Recommendation in a manner adverse to Parent or shall have resolved to do so, (iii) the Company shall breach in any material respect its obligations set forth in Sections 4.3(a) of this Agreement or (iv) the Board of Directors of the Company shall have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so;

     (d) by the Company at any time prior to the Effective Time, if Parent shall breach any of its representations, warranties or obligations hereunder to an extent that the representations and warranties of Parent shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; PROVIDED, HOWEVER, that Company may not terminate this Agreement if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Parent Material Adverse Effect) shall not be or have a Parent Material Adverse Effect, or such breach shall have been cured within 30 business days following receipt by Parent of written notice of such breach and that the right to terminate this Agreement by the Company shall not be available to the Company if the Company is at that time in material breach of this Agreement;

     (e) by the Company at any time prior to approval of the Agreement by the stockholders of the Company in order to enter into an agreement relating to a Superior Proposal in accordance with Section 4.3; PROVIDED that neither the Company nor any of the Company Representatives has violated in any material respect any of the restrictions set forth in Section 4.3 and the Company simultaneously pays any applicable fee to Parent required by Section 7.3;

     (f) by either Parent or the Company if at any time prior to the Effective Time any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; and

     (g) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; PROVIDED that (a) the provisions of Section 5.4 (Public Disclosure), Section 7.3 (Expenses and Termination Fees), Section 9.8 (Governing Law) and this Section
7.2 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful material breach in connection with this Agreement or the transactions contemplated hereby.

     7.3 EXPENSES AND TERMINATION FEE.

     (a) Subject to subsections (b), (c), (d) and (e) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense.

     (b) In the event that the Company wishes to terminate this Agreement pursuant to Section 7.1(e), then simultaneously with termination the Company shall pay by wire transfer of same-day funds to Parent the Termination Fee.

     (c) In the event that Parent shall terminate this Agreement pursuant to
Section 7.1(c)(ii) or (iii), then, upon such termination, the Company shall pay by wire transfer of same-day funds to Parent an amount equal to one-fourth of the Termination Fee; furthermore, if a definitive agreement or letter of intent is entered into by the Company with respect to a Takeover Proposal, or a Takeover Proposal is consummated, within 12 months of such termination of this Agreement, then the Company shall, on the earlier of the date such agreement or letter of intent is entered into or a Takeover Proposal is consummated, pay by wire transfer of same-day funds to Parent an amount equal to three-fourths of the Termination Fee; PROVIDED, HOWEVER, that for the purpose of this Section 7.3(c), all references in the definition of Takeover Proposal to "25%" shall instead be deemed to refer to "a majority".

     (d) In the event that (i) any of (A) Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) other than as a result of any unintentional breach of this Agreement by the Company or (B) Parent or Company shall terminate this Agreement pursuant to Section 7.1(b) as a result of a failure to consummate the Merger prior to the date set forth in Section 7.1(b) caused by a material breach (other than an unintentional material breach) of this Agreement by the Company or pursuant to Section 7.1(g), and, (ii) prior to the time of such termination a BONA FIDE Takeover Proposal with respect to the Company has been publicly made or otherwise made known to the Board of Directors of the Company or its stockholders and not irrevocably withdrawn prior to termination, and (iii) a definitive agreement or letter of intent is entered into by the Company with respect to a Takeover Proposal, or a Takeover Proposal is consummated, within 12 months of such termination of this Agreement, the Company shall, on the earlier of the date such agreement or letter of intent is entered into or Takeover Proposal consummated, pay by wire transfer of same-day funds the Termination Fee to Parent; PROVIDED, HOWEVER, that for the purpose of this Section 7.3(d), all references in the definition of Takeover Proposal to "25%" shall instead be deemed to refer to "a majority".

     (e) In the event that Parent shall terminate this Agreement pursuant to
Section 7.1(c) (iv), then, upon such termination, the Company shall pay by wire transfer of same-day funds to Parent the Termination Fee; PROVIDED, HOWEVER, that for the purpose of this Section 7.3(e), all references in the definition of Takeover Proposal to "25%" shall instead be deemed to refer to "a majority".

     (f) In no event shall the Company be obligated to pay to Parent under this
Section 7.3 an aggregate amount in excess of the Termination Fee and any amounts owed to Parent pursuant to Section 7.3(a) except that termination will not relieve a breaching party from liability for fraud or any willful material breach of this Agreement giving rise to such termination.

     (g) The Company acknowledges that the agreements contained in this Section
7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.3, and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 7.3, the Company shall reimburse the Parent's costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on any amount due pursuant to this Section 7.3 from the date such amount becomes payable until the date of such payment at the prime rate published in THE WALL STREET JOURNAL in effect on the date such payment was required to be made.

     7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to approval of this Agreement by the stockholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Company Common Stock in any material respect.

     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.
Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                                   DEFINITIONS

     8.1 CERTAIN DEFINED TERMS. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

     "1997 Company Stock Option Plan" shall mean E-LOAN's 1997 Stock Plan as amended and restated as of August 30, 1999.

     "Affiliate" of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "Agreement" shall have the meaning stated in the preamble to this document.

     "Assets" shall have the meaning stated in Section 2.15(a).

     "Authorizations" shall have the meaning stated in Section 2.12(b).

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

     "Certificate of Merger" shall mean the certificate of merger in the form mutually agreed to by Parent and the Company, or, in the absence of such agreement, "Certificate of Merger" shall mean this Agreement.

     "Closing" shall mean the consummation of the Merger.

     "Closing Date" shall have the meaning stated in Section 1.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean E-LOAN, Inc., a Delaware corporation.

     "Company 401(k) Plan" shall mean the E-LOAN 401(k) Plan.

     "Company Board Recommendation" shall have the meaning stated in Section 5.3(a).

     "Company Common Stock" shall mean common stock, par value of $0.001 per share, of the Company.

     "Company Confidential Information" shall have the meaning stated in Section 2.19(g).

     "Company Disclosure Schedule" shall mean the document dated the date of the Agreement delivered by the Company to Parent prior to the execution and delivery of the Agreement and referring to the representations and warranties of the Company in the Agreement.

     "Company Dissenting Shares" shall mean all shares, if any, of the outstanding capital stock of the Company for which appraisal rights have been perfected under Section 262 of the Delaware Law.

     "Company Employee Benefit Plans" shall have the meaning stated in Section 2.11(a).

     "Company ERISA Affiliate" shall have the meaning stated in Section 2.11(a).

     "Company Financial Statements" shall have the meaning stated in Section 2.6(b).

     "Company IP Agreements" shall mean any agreement that relates to the Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or Technology Systems, including, but not limited to, all (a) licenses of Intellectual Property (i) by the Company or any of its Subsidiaries to any third party, (ii) by any third party to the Company or any of its Subsidiaries, or (iii) between or among the Company and/or any of its Subsidiaries, (b) agreements, licenses and leases between the Company or any of its Subsidiaries and any third party relating to the transfer, development, use, maintenance, support or transmission of Intellectual Property or Technology Systems, or the modification, framing, linking, advertisement, or other practices with respect to Internet websites, (c) agreements pursuant to which any Person has an ownership or security interest in any Intellectual Property or Technology Systems, and (d) consents, settlements, decrees, orders, injunctions, judgments, or rulings governing the use, validity, or enforceability of Intellectual Property owned, used or held for use by the Company or its Subsidiaries or Technology Systems.

     "Company Material Adverse Effect" shall mean any effect that (a) is material and adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole (excluding any effect resulting from (i) events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to the Company's industry in general and not specifically relating to the Company or any of its Subsidiaries, (ii) changes in legal or regulatory conditions that affect in general the businesses in which the Company and its Subsidiaries are engaged, (iii) the fact that the Company is partnering with Parent and its Affiliates or the announcement by Parent or its

Affiliates regarding its plans or intentions regarding the operation or conduct of the business of the Company or its Subsidiaries or (iv) any change in applicable accounting requirements or principles which occurs or becomes effective after the date of this Agreement, provided that in the case of each of
(i), (ii) and (iv) such changes shall not be so excluded to the extent that they have a materially more adverse effect on the Company than that experienced by similarly situated companies in the industry) or (b) prevents the Company from consummating the Merger and the other transactions contemplated by this Agreement.

     "Company Multiemployer Plan" shall have the meaning stated in Section 2.11(d).

     "Company Options" shall mean all rights, obligations, commitments or agreements of any character, whether fixed or contingent (other than the Warrants), calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.

     "Company Preferred Stock" shall mean the preferred stock, par value of $0.001 per share, of the Company.

     "Company Related Person" shall have the meaning stated in Section 2.21(a).

     "Company Representative" shall have the meaning stated in Section 4.3(a).

     "Company SEC Documents" shall mean (i) the Company's Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after January 1, 2003,
(ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above,
(v) all other forms, reports, registration statements, financial statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this definition) filed or submitted by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above.

     "Company Stock Plans" shall mean the employee and director stock plans of the Company, any agreements evidencing the grant of any equity-based compensatory awards under the employee and director stock plans of the Company and other documents governing any equity-based compensatory awards.

     "Company Stockholder Approval" shall mean the affirmative vote of the holders of a majority of the votes of the outstanding shares of Company Common Stock entitled to vote thereon.

     "Company Stockholders' Meeting" shall have the meaning stated in Section 5.3(a).

     "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of [?], between Parent and the Company, as it may be amended from time to time.

     "Consolidated Group" shall have the meaning stated in Section 2.10(h).

     "Covered Employees" shall have the meaning stated in Section 5.6(a).

     "Delaware Law" shall mean the Delaware General Corporation Law.

     "Domain Names" shall have the meaning stated in Section 2.19(j).

     "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger, or if not so set forth, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     "ERISA" shall have the meaning stated in Section 2.11(a).

     "Exchange Agent" shall mean Parent's transfer agent, Mellon Shareholder Services or another bank or trust company selected by Parent and reasonably acceptable to the Company.

     "Exchange Fund" shall mean the cash deposited by Parent with the Exchange Agent pursuant to Section 1.13.

     "FHA" means the Federal Housing Administration.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FNMA" means the Federal National Mortgage Association.

     "GAAP" means United States generally accepted accounting principles.

     "GNMA" means the Government National Mortgage Association.

     "Governmental Entity" shall mean any court, administrative agency or commission or other governmental, prosecutorial or regulatory authority or instrumentality.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

     "HSR Act" shall have the meaning stated in Section 2.5.

     "HUD" means the United States Department of Housing and Urban Development.

     "Indemnified Party" shall have the meaning stated in Section
5.7(b).

     "Insurance Amount" shall have the meaning stated in Section 5.7(c).

     "Insurer" or "Insurers" means the FHA, the VA or any private mortgage or other insurer, pool insurance insurer and any insurer or guarantor under any standard hazard insurance policy, any federal or private flood insurance policy, any title insurance policy, any earthquake insurance policy, and any successor thereto.

     "Intellectual Property" shall mean all (i) copyrights and mask works, including copyright and mask work registrations and copyright and mask work applications, (ii) trademarks, including trademark registrations and applications for registration, (iii) patents, patent applications and statutory invention registrations, (iv) service marks, including service mark registrations and applications for registration, (v) trade names, trade dress, logos, Internet domain names and other source identifiers, including registrations and applications for registration thereof, (vi) computer software, databases, applications and programs, including source code, object code, algorithms, structure, display screens, software engines, data, websites, website content and links, layouts, development tools, instructions, templates and computer software user interfaces, all versions, updates, corrections, enhancements and modifications thereof, and all documentation related thereto (collectively, "SOFTWARE"), (vii) confidential and proprietary information, including know-how and trade secrets, (viii) customer lists, (ix) proprietary technology, (x) processes and formulae, (xi) marketing materials, (xii) inventions and (xiii) designs.

     "Investor" means any Person who (1) owns Loans, or (2) is a party (other than the Company or any Company Subsidiary) to an Investor Commitment or to a Loan Sale Agreement with the Company or any Company Subsidiary.

     "Investor Commitment" means the commitment of a Person to purchase a Loan owned by the Company or any Subsidiary of the Company.

     "IRS" shall mean the Internal Revenue Service.

     "Key Employees" shall mean those persons set forth in Exhibit 8.1.

     "Knowledge" with respect to the Company or any of its Subsidiaries shall mean actual knowledge of any of those persons set forth in Section 8.1(a) of the Company Disclosure Schedule.

     "Laws and Regulations" means all federal, state, local and foreign statutes, laws, codes, rules, regulations and ordinances.

     "Leases" shall have the meaning stated in Section 2.15(a).

     "Lien" shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restrictions of any kind.

     "Loans" shall have the meaning stated in Section 2.29(a).

     "Loan Sale Agreement" shall have the meaning stated in Section 2.29(a).

     "Material Contracts" shall have the meaning stated in Section 2.13.

     "Merger" shall have the meaning stated in Recital B.

     "Merger Consideration" shall have the meaning stated in Section 1.4(a).

     "Merger Sub" shall mean New Popular Acquisitions Corporation, a Delaware corporation and wholly-owned subsidiary of Parent.

     "Mortgage Loan" shall have the meaning stated in Section 2.29(g).

     "NASDAQ" shall mean the Nasdaq Stock Market, Inc.

     "Parent" shall mean Popular, Inc., a Puerto Rico corporation.

     "Parent Disclosure Schedule" shall mean the disclosure schedule, dated the date of this Agreement, delivered by Parent to the Company with reference to the specific section of the Agreement to which each disclosure relates.

     "Parent Material Adverse Effect" shall mean any material adverse effect on the ability of Parent to timely consummate the Merger and the other transactions contemplated by this Agreement.

     "Parent Representative" shall have the meaning stated in Section 5.2(a).

     "PBGC" shall have the meaning stated in Section 2.11(e).

     "Pension Plan" shall have the meaning stated in Section 2.11(g).

     "Permitted Lien" shall mean any Lien consisting of (i) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (ii) encumbrances for Taxes and other assessments or governmental charges or levies not yet due and delinquent, and (iii) any other Liens that individually or in the aggregate do not have and would not reasonably be expected to have a Company Material Adverse Effect.

     "Person" shall mean any individual, entity or Governmental Entity.

     "Proxy Statement" shall mean a definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby.

     "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.

     "Regulation S-X" shall mean 17 CFR ss.210.1-01, et. seq.

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any subscriptions, options, warrants, puts, calls or commitments or agreements of any character relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or other securities of, or other equity interests in, such Person.

     "Risk Management Contract" shall have the meaning stated in Section 2.27.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Software" shall have the meaning stated in Section 8.1 under the definition of "Intellectual Property."

     "SOX" means the Sarbanes-Oxley Act of 2002.

     "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or otherwise controls or (b) is a general partner or managing member.

     "Superior Proposal" shall have the meaning stated in Section 4.3(a).

     "Surviving Corporation" shall mean the entity into which Merger Sub has merged, following the Effective Time.

     "Takeover Proposal" shall have the meaning stated in Section 4.3(a).

     "Tax" or "Taxes" shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     "Tax Returns" shall mean all returns and reports required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes.

     "Technology Systems" shall have the meaning stated in Section 2.20(a).

     "Termination Fee" shall mean $12 million.

     "Third Party" shall have the meaning stated in Section 4.3(a).

     "Third-Party Data" means third-party databases, data feeds and data used or held for use in connection with the respective businesses of the Company or its Subsidiaries.

     "VA" means the United States Department of Veterans Affairs.

     "Warrants" shall mean all the warrants to purchase shares of Company Common Stock, which warrants were initially issued pursuant either to (A) the Stock Purchase Warrant dated February 23, 2001, issued to Greenwich Capital Financial Products, Inc. or (B) the Stock Purchase Warrant dated April 1, 2005, issued to Greenwich Capital Financial Products, Inc.

                                   ARTICLE IX
                             GENERAL PROVISIONS

     9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Public Disclosure), Section 5.5 (Commercially Reasonable Best Efforts; Further Assurances), Section 5.6 (Employees; Employee Benefit Matters),
Section 5.8 (Director and Officer Indemnification), Section 7.3 (Expenses and Termination Fee) and this Article IX shall survive the Effective Time.

     9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:

         Popular, Inc.
         209 Munoz Rivera Avenue
         3rd Floor
         Hato Rey, Puerto Rico 00918
         Attention: Cameron E. Williams
         Fax: (787) 756-0277

         with copies to:

         Popular, Inc.
         209 Munoz Rivera Avenue
         3rd Floor
         Hato Rey, Puerto Rico 00918
         Attention:  Brunilda Santos de Alvarez, Esq.
         Fax: (787) 756-0277

         and

         Popular Financial Holdings, Inc.
         301 Lippincott Drive
         Marlton, New Jersey 08053
         Attention:  John C. Terruso, Esq.
         Fax:  (856) 396-2788
         and

         Sullivan & Cromwell LLP
         125 Broad Street
         New York, New York 10004
         Attention:  Donald J. Toumey, Esq.
         Fax:  (212) 558-3588

     (b) if to the Company, to:

         E-LOAN, Inc.
         6320 Stoneridge Mall Road
         Pleasanton, California  94588
         Attention:  Chief Legal Officer
         Fax:  (925) 520-6122

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York  10019
         Attention: Craig M. Wasserman, Esq.
         Fax:  (212) 403-2000

     9.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "the date of this Agreement" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5 ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and Parent Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

     9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.7 THIRD PARTY BENEFICIARIES. Except as set forth in Section 5.7 (Director and Officer Indemnification), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

     9.10 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys' fees and costs and expenses incurred in such action or suit.

     9.11 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

     9.12 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.



   [Remainder of Page Intentionally Left Blank. Signature Page Follows.]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


POPULAR, INC.                             E-LOAN, INC.


By: /s/ Cameron E. Williams               By: /s/ Mark E. Lefanowicz
    -----------------------                   ----------------------
Name:  Cameron E. Williams                 Name: Mark E. Lefanowicz
Title: Executive Vice President           Title: President and Chief Executive
                                                 Officer

NEW POPULAR ACQUISITIONS CORPORATION


By: /s/ Cameron E. Williams
     -----------------------
Name:  Cameron E. Williams
Title: President